Exhibit 99.1

To:	Delaware Investments Participants of Lincoln National Corporation Employees’ Savings and Profit Sharing 401(k) Plan
From:	Lincoln National Compensation & Benefits Department

Re:	Important Notice Concerning Your Rights Under the Lincoln National Corporation Employees’ Savings and Profit Sharing 401(k) Plan

1.
This notice is to inform you that your account under the Lincoln National Corporation Employees’ Savings and Profit Sharing 401(k) Plan will be automatically transferred to the Delaware Management Holdings, Inc. Employees’ Savings and 401(k) Plan (the “Delaware Plan”) effective January 1, 2008. The Delaware Plan is also administered by Wells Fargo Retirement Plan Solutions.

2.
As a result of these changes, you temporarily will be unable to direct or diversify investments in your individual account, obtain a loan from the plan or obtain a distribution from the plan for a brief period of time. This period, during which you will be unable to exercise these rights otherwise available under the plan, is called a “blackout period.”  Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

3.
The blackout period for the plan is expected to begin on Monday, December 31, 2007 at 4 p.m. Eastern time and end on Friday, January 4, 2008 at 4 p.m. Eastern time. You will also receive an additional communication when the blackout period has been completed, or if the blackout period ends later than expected.

4.
During the blackout period you will be unable to direct or diversify the assets held in your plan account. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period. For your long-term retirement income security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments.

5.
If you have any questions concerning this notice you should contact Lincoln Financial Compensation & Benefits Department, Lincoln National Corporation, 1500 Market Street, 19th Floor – West Tower, Philadelphia, PA 19102, 215.448.1400.

In a separate mailing, you will receive additional information regarding your plan conversion, including the services that will be available to you through Wells Fargo.